EXHIBIT 99.1

DIME COMMUNITY BANCSHARES ADDS KATHLEEN M. NELSON AND ROBERT C. GOLDEN TO ITS BOARD OF DIRECTORS

Brooklyn, New York – March 17, 2011 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), announced today the addition of Kathleen M. Nelson and Robert C. Golden to its Board of Directors.  Ms. Nelson and Mr. Golden were additionally added to the Board of Directors of Dime.

Kathleen Nelson currently serves as managing principal of Bay Hollow Associates, a commercial real estate advisory firm that she co-founded in 2009, as well as President of KMN Associates, LLC, a commercial real estate consulting firm which she founded, and that provides consulting service to mixed-use and commercial retail real estate developers or owners.  Ms. Nelson retired as Managing Director and Group leader of the mortgage and real estate division of TIAA-CREF in December, 2004, after a career exceeding 30 years in its commercial real estate investment division.

Ms. Nelson also currently serves on the Board of Directors of CBL & Associates Properties, Inc., a publicly traded Real Estate Investment Trust focused on shopping center properties, as well as Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments.  Ms. Nelson also serves currently as a trustee of the International Council of Shopping Centers ("ICSC"), where she chairs the Audit Committee and serves on the Nominating Committee, Investment and Employee Retirement Committee and the Architectural & Design Award Committee.  She also serves as treasurer and a Director of ICSC's charitable foundation. She is also a member of the advisory board of Castagna Realty Company, the Beverly Willis Architecture Foundation and the Anglo American Real Property Institute, and has served as a member of the Urban Land Institute, the Real Estate Board of New York, the Mortgage Bankers Association, the New York City Investment Fund-Retail Sector Group, as well as a board member of the Greater Jamaica, New York Development Corporation.  Ms. Nelson has also been an honoree of the YWCA Academy of Women Achievers.

Ms. Nelson holds a Bachelor of Science degree in real estate from Indiana University, and is a graduate of both the University of Chicago Executive management program and the Aspen Institute Leadership Seminar.

Robert Golden is currently retired, after having served from 1997 to 2010 as Executive Vice President of Corporate Operations and Systems at Prudential Financial, Inc. (previously Prudential Insurance Company of America), where he managed operations, technology infrastructure and communications and Administrative services for all of Prudential Financial Inc.'s subsidiary companies. From 1976 through 1997, Mr. Golden served in several capacities at Prudential Securities, Inc., formerly a wholly-owned subsidiary of Prudential Insurance Company of America until majority ownership was sold in 2003, ending his tenure at Prudential Securities as Chief Administrative Officer in charge of operations, technology, systems infrastructure, communications, human resources, administrative services and real estate.

Mr. Golden is a licensed member of Financial Industry Regulatory Authority as a General Securities Representative, as well as in the specialties of Financial and Operations Principal and Uniform Securities Agent State Law Examination.

Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer of both Dime and Company stated, “We are very pleased and excited to add Ms. Nelson and Mr. Golden to our Board.  Both will bring significant knowledge and experience related to our Company and its business along with extensive resumes of community service involvement.”

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.04 billion in consolidated assets as of December 31, 2010, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

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Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279